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                                                                    EXHIBIT 15.1

November 29, 2001

DTE Energy Company
2000 Second Ave.
Detroit, Michigan 48226

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of DTE Energy Company for the periods ended March 31, 2001 and 2000, June 30, 2001 and 2000, and September 30, 2001 and 2000, as indicated in our reports dated May 11, 2001, August 14, 2001 and November 13, 2001, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




Detroit, Michigan